Exhibit 99.1

Key Technology Announces Filing of Form 10-K and
Restatement of Previously Issued Quarterly Financial Statements

WALLA WALLA, WA - Key Technology, Inc. (Nasdaq: KTEC) announced today the filing of its Annual Report on Form 10-K for its fiscal year ended September 30, 2005.

As reflected in the audited consolidated financial statements included in the Form 10-K, in the course of completing audit procedures relating to the financial statements for the year ended September 30, 2005, the Company's independent registered public accounting firm, Grant Thornton LLP, identified certain proposed adjustments in the Company's financial statements for the year ended September 30, 2005. Upon considering this information, the Company’s management subsequently determined that adjustments relating to lease accounting also affected the Company’s interim financial statements for the quarters ended March 31, 2005 and June 30, 2005. In addition, management and Grant Thornton identified certain adjustments that resulted in changes to the amounts previously disclosed in the Company's earnings press release for fiscal 2005.

The principal adjustments — all of which are non-cash and are related to non-recurring transactions — that will give rise to the restatement of the quarterly financial statements and adjustments to the previously reported preliminary unaudited financial results were as follows:

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Accounting for Lease Termination. The Company incorrectly reversed deferred rent credits in connection with the termination of the lease of one of the Company's operating facilities. The Company had been reducing the deferred rent credits over the remaining term of the expiring lease beginning in the second quarter of fiscal 2005 and continuing through the end of fiscal 2005. The correction of this reversal in connection with the year-end closing resulted in a reduction of annual net earnings of $360,000 before income taxes as compared to the amount reported by the Company in its earnings press release dated November 3, 2005.

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Expiration of Redeemable Warrants. The financial information reported in the Company's earnings press release on November 3 incorrectly reflected a gain of $127,000 before income taxes relating to the expiration of certain redeemable warrants that expired in the fourth quarter of fiscal 2005. In connection with the year-end closing, the liability relating to the redeemable warrants was reclassified to equity as of the expiration date of the warrants.

The recognition of these accounting adjustments will result in aggregate adjustments to the amounts previously disclosed in the Company's earnings release for fiscal 2005, dated November 3, 2005, as follows (in thousands, except per share data):

-	decrease in gross profit from $31,667 to $31,307;

-	decrease in earnings before income taxes from $4,081 to $3,593;

-	decrease in net earnings from $3,003 to $2,691;

-	decrease in net earnings per share-basic from $0.59 to $0.53;

-	decrease in net earnings per share-diluted from $0.58 to $0.52; and

-	increase in total assets from $57,486 to $57,527 and decrease in total shareholders' equity from $40,656 to $40,471.

On December 21, 2005, management met with the Audit Committee of the Board of Directors to discuss these adjustments. The Audit Committee concurred with management's determination to restate the Company's previously issued interim financial statements for the quarters ended March 31, 2005 and June 30, 2005. The Company's Audit Committee and management discussed this determination with Grant Thornton. Accordingly, investors should no longer rely on the Company's previously issued financial statements for the quarters ended March 31, 2005 and June 30, 2005.

The Company expects that the restatement of the quarterly financial information will result in a reduction of earnings before taxes of $164,000 and $98,000 in the quarters ended March 31, 2005 and June 30, 2005, respectively; a reduction of net earnings of $105,000 and $63,000 in the quarters ended March 31, 2005 and June 30, 2005, respectively; and a reduction in diluted earnings per share of $0.02 and $0.01 in the quarters ended March 31, 2005 and June 30, 2005, respectively.

In addition, the Company reported in its November 3 press release a fourth quarter fiscal 2005 warranty charge of $325,000. The Company has concluded that this item is more appropriately characterized as a product performance issue which will be settled through sales price reductions on future product purchases by the affected customer.

As a result of these changes, the Company also disclosed in its Form 10-K a material weakness in its internal controls as a result of the aggregation of significant deficiencies related to the documentation of accounting guidance applicable to significant non-recurring events and transactions, and significant deficiencies in reconciliation procedures and policies related to the Company's monthly closing processes. The Company is adopting remediation steps to address these concerns.

About Key Technology, Inc.

Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	competition and advances in technology may adversely affect sales and prices;
•	the Company's new products may not compete successfully in either existing or new markets;
•	the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross profits;
•	the inability to protect its intellectual property, especially as the Company expands geographically, may adversely affect the Company's competitive advantage;
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intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company or its customers by third parties may adversely affect the Company’s results of operations and its customer relations; and

•	inadequate internal controls over financial reporting could result in an inability to accurately report the Company's financial results.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, “Risk Factors,” in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2005.

    CONTACT:    Key Technology, Inc.
                Ronald Burgess,  509-529-2161